Exhibit 99.1

News Release
International Paper Reports Second Quarter 2025 Results

MEMPHIS, Tenn. – July 31, 2025 – International Paper (NYSE: IP; LSE: IPC) (the "Company") today reported second quarter 2025 net earnings (loss) of $75 million, or $0.14 per diluted share, and adjusted operating earnings (non-GAAP) of $105 million, or $0.20 per diluted share. Second quarter 2025 net sales were $6.8 billion.

“I’m pleased to see our teams gaining momentum as we advance our transformation journey,” said Chief Executive Officer Andy Silvernail. “Our second quarter results reflect a full quarter of our combined International Paper and DS Smith packaging businesses, as we effectively implement 80/20 strategies. In Packaging Solutions North America, our commercial efforts are driving increased revenue, and we experienced seasonally higher volumes and a stable demand environment. However, margins slipped as we continue to face cost headwinds, and we executed a heavy outage schedule. In Europe, demand remained soft and there was a significant increase in depreciation and amortization expense resulting from our acquisition. Overall, we have exceeded our expectations on commercial actions and are on target to achieve cost-out actions before the end of year.”

“Looking ahead,” Silvernail added, “we expect stronger global revenue and earnings in the third quarter, with confirmed strategic wins across our packaging businesses, continued progress on cost-out initiatives, and fewer planned maintenance outages. We remain focused on securing an advantaged cost position, delivering superior customer experience, and maintaining a high relative supply position as we continue our transformation into a differentiated and sustainable global packaging company.”

Diluted Net EPS and Adjusted Operating EPS

	Second Quarter 2025	First Quarter 2025	Second Quarter 2024
Net Earnings (Loss) Per Share	$0.14	$(0.24)	$1.41
Add Back – Non-Operating Pension Expense (Income)	—	0.01	(0.02)
Add Back – Net Special Items Expense (Income)	0.06	0.57	0.14
Income Taxes - Non-Operating Pension and Special Items	—	(0.11)	(0.98)
Adjusted Operating Earnings Per Share*	$0.20	$0.23	$0.55

Select Financial Measures

(In millions)	Second Quarter 2025	First Quarter 2025	Second Quarter 2024
Net Sales	$6,767	$5,901	$4,734
Net Earnings (Loss)	75	(105)	498
Adjusted Operating Earnings*	105	101	193
Cash Provided By (Used For) Operations	476	(288)	365
Free Cash Flow**	54	(618)	167

*    Adjusted operating earnings and adjusted operating earnings per share are non-GAAP financial measures defined as net earnings (loss) (a GAAP measure) excluding net special items and non-operating pension expense (income). Net earnings (loss) and diluted earnings (loss) per share are the most directly comparable GAAP measures. The Company calculates adjusted operating earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and net special items from the earnings (loss) reported under U.S. GAAP. Adjusted operating earnings per share is calculated by dividing adjusted operating earnings by the diluted average shares of common stock outstanding. Management uses these measures to focus on on-going operations, and believes that such measures are useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations. For discussion of net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items and Consolidated Statement of Operations and related notes included later in this release. A reconciliation of net earnings (loss) to adjusted operating earnings and diluted earnings (loss) per share to adjusted operating earnings per share, and an explanation of why we believe these non-GAAP financial measures provide useful information to investors, are included later in this release.

**    Free cash flow is a non-GAAP financial measure, which equals cash provided by (used for) operations (a GAAP measure) less capital expenditures. The most directly comparable GAAP measure is cash provided by (used for) operations. A reconciliation of cash provided by (used for) operations to free cash flow and an explanation of why we believe this non-GAAP financial measure provides useful information to investors are included later in this release.

SEGMENT INFORMATION
As a result of the completed acquisition of DS Smith on January 31, 2025, the Chief Operating Decision Maker (CODM) reviews and manages the financial results and operations of the following segments on the basis of the new organizational structure: Packaging Solutions North America, Packaging Solutions EMEA and Global Cellulose Fibers. The Packaging Solutions EMEA segment includes the Company's legacy EMEA Industrial Packaging business and the newly acquired EMEA DS Smith business. As such, amounts related to the Company's legacy EMEA Industrial Packaging business have been recast out of the previously reported Industrial Packaging business segment into the new Packaging Solutions EMEA business segment for all prior periods. The newly acquired North America DS Smith business has been included in the Packaging Solutions North America segment. Amounts related to the Company's legacy North America Industrial Packaging business have been reported in the Packaging Solutions North America business segment for all prior periods.

The following table presents net sales and business segment operating profit (loss), which is the Company's measure of segment profitability. Business segment operating profit (loss) is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280 - "Segment Reporting". Second quarter 2025 net sales by business segment and operating profit (loss) by business segment compared with the first quarter of 2025 and the second quarter of 2024 are as follows:
Business Segment Results

(In millions)	Second Quarter 2025	First Quarter 2025	Second Quarter 2024
Net Sales by Business Segment
Packaging Solutions North America	$3,860	$3,702	$3,628
Packaging Solutions EMEA	2,291	1,550	328
Global Cellulose Fibers	628	643	717
Corporate and Inter-segment Sales	(12)	6	61
Net Sales	$6,767	$5,901	$4,734
Business Segment Operating Profit (Loss)
Packaging Solutions North America	$277	$142	$281
Packaging Solutions EMEA	(1)	46	10
Global Cellulose Fibers	(4)	17	31

Packaging Solutions North America (PS NA) business segment operating profit (loss) in the second quarter of 2025 was $277 million compared with $142 million in the first quarter of 2025. This includes business segment operating profit (loss) of $(33) million in the second quarter of 2025 and $(9) million in the first quarter of 2025 for the legacy DS Smith North America business. The financial results of the legacy DS Smith North America business include three months in the second quarter compared to two months in the first quarter. In the second quarter of 2025, PS NA net sales were higher driven by higher sales prices for boxes and containerboard and seasonally higher box volumes. Cost of products sold was impacted by lower input costs, offset by higher manufacturing costs, including planned maintenance outages. Depreciation and amortization in the second quarter of 2025 is lower primarily due to the non-repeat of $193 million of accelerated depreciation associated with the previously announced closure of our Red River containerboard mill in Campti, Louisiana. Additionally, the second quarter of 2025 results were impacted by higher overhead expenses including the non-repeat of favorable medical benefit costs in the first quarter of 2025.

Packaging Solutions EMEA (PS EMEA) business segment operating profit (loss) in the second quarter of 2025 was $(1) million compared with $46 million in the first quarter of 2025. This includes business segment operating profit (loss) of $(10) million in the second quarter of 2025 and $13 million in the first quarter of 2025 for the EMEA DS Smith legacy operations. Net sales in the second quarter of 2025 were $1.9 billion compared with $1.2 billion in the first quarter of 2025. PS EMEA includes EMEA DS Smith results for three months in the second quarter compared to two months in the first quarter. Net sales in the quarter were impacted by higher sales prices and lower volumes in a soft demand environment. Cost of products sold was impacted by higher energy costs and planned maintenance outage costs. Depreciation and amortization expense in the second quarter of 2025 is higher primarily due to the valuation of assets and changes to estimated lives associated with the acquisition accounting of DS Smith. Depreciation and amortization expense is based on an estimate of asset fair values and will be updated throughout the calendar year as we complete the purchase price allocation.
Global Cellulose Fibers business segment operating profit (loss) in the second quarter of 2025 was $(4) million compared with $17 million in the first quarter of 2025. Net sales were lower, as higher average sales prices for both fluff and commodity pulp were more than offset by lower volumes. Cost of products sold was impacted by higher planned outage costs, higher operating costs and lower energy costs. Selling and administrative expense was impacted by the non-repeat of favorable medical benefit costs in the first quarter of 2025.
EFFECTS OF NET SPECIAL ITEMS
Net special items include items considered by management to not be reflective of the Company's underlying operations. Net special items in the second quarter of 2025 amount to a net after-tax charge of $34 million ($0.06 per diluted share) compared with a net after-tax charge of $204 million ($0.46 per diluted share) in the first quarter of 2025 and a net after-tax benefit of $297 million ($0.84 per diluted share) in the second quarter of 2024. Net special items in all periods include the following charges (benefits):

	Second Quarter 2025			First Quarter 2025			Second Quarter 2024
(In millions)	Before Tax	After Tax		Before Tax	After Tax		Before Tax	After Tax
DS Smith combination costs	$32	$29	(a)	$221	$183	(a)	$17	$17	(a)
Severance and other costs	39	34	(b)	83	63	(b)	—	—
Global Cellulose Fibers strategic options costs	15	11	(a)	12	9	(a)	—	—
Strategic advisory fees	—	—		—	—		12	9	(a)
Environmental remediation adjustments	—	—		—	—		25	19	(e)
Net (gain) on sale of business	(51)	(40)	(c)	—	—		—	—
Net (gain) loss on sale of fixed assets	—	—		(67)	(51)	(d)	(5)	(4)	(d)
Tax expense (benefit) related to internal legal entity restructuring	—	—		—	—		—	(338)	(f)
Total special items, net	$35	$34		$249	$204		$49	$(297)

(a)	Transaction and other costs that the Company believes are not reflective of the Company's underlying operations. See notes (a), (b), (d) and (i) on the Consolidated Statement of Operations.
(b)	Severance and other costs associated with the Company's 80/20 strategic approach which includes the realignment of resources and mill strategic actions. See note (e) of the Consolidated Statement of Operations.
(c)	Gain on the sale of five European box plants in Mortagne, Saint-Amand, and Cabourg (France), Ovar (Portugal) and Bilbao (Spain) to satisfy regulatory commitments in connection with the DS Smith combination. See note (f) of the Consolidated Statement of Operations.
(d)	Net (gain) loss on the sale of fixed assets related to the sale of assets at our permanently closed Orange, Texas containerboard mill, miscellaneous land and other items that the Company does not believe are reflective of the Company's underlying operations. See notes (g) and (l) of the Consolidated Statement of Operations.
(e)	Environmental remediation adjustments associated with remediation work at a waste pit site at a mill acquired but never operated by the Company, and last utilized by the predecessor owner of the mill. See note (h) on the Consolidated Statement of Operations.
(f)	Tax benefit related to internal legal entity restructuring. See note (n) on the Consolidated Statement of Operations.

EARNINGS WEBCAST
The Company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the Company’s website by clicking on the Investors tab and going to the Events & Presentations page at https://www.internationalpaper.com/investors/events-presentations. A replay of the webcast will also be on the website beginning approximately two hours after the call.

Parties who wish to participate in the webcast via teleconference may dial +1 (646) 307-1963 or, within the U.S. only, (800) 715-9871, and ask to be connected to the International Paper second quarter earnings call. The conference ID number is 5341077. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (609) 800-9909 or, within the U.S. only, (800) 770-2030 and when prompted for the conference ID, enter 5341077.

About International Paper
International Paper (NYSE: IP; LSE: IPC) is the global leader in sustainable packaging solutions. With company headquarters in Memphis, Tennessee, USA, and EMEA (Europe, Middle East and Africa) headquarters in London, UK, we employ more than 65,000 team members and serve customers around the world with operations in more than 30 countries. Together with our customers, we make the world safer and more productive, one sustainable packaging solution at a time. Net sales for 2024 were $18.6 billion. In 2025, International Paper acquired DS Smith creating an industry leader focused on the attractive and growing North American and EMEA regions. Additional information can be found by visiting internationalpaper.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the use of forward-looking or conditional words such as “expects,” “anticipates,” “believes,” “estimates,” “could,” “should,” “can,” “forecast,” “outlook,” “intend,” “look,” “may,” “will,” “remain,” “confident,” “commit” and “plan” or similar expressions. These statements are not guarantees of future performance and reflect management’s current views and speak only as to the dates the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. All statements, other than statements of historical fact, are forward-looking statements, including, but not limited to, statements regarding anticipated financial results, economic conditions, industry trends, future prospects, and the anticipated benefits, execution and consummation of corporate transactions or contemplated acquisitions, including our completed business combination with DS Smith Limited. Factors which could cause actual results to differ include but are not limited to: (i) our ability to consummate and achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures, spinoffs, capital investments and other corporate transactions, including, but not limited to, our business combination with DS Smith; (ii) our ability to integrate and implement our plans, forecasts, the internal control framework of DS Smith, including assessment of its internal controls over financial reporting, and other expectations with respect to the combined company, including in light of our increased scale and global presence; (iii) risks associated with strategic business decisions including facility closures, business exits, operational changes, and portfolio rationalizations intended to support the Company’s 80/20 strategic approach for long-term growth; (iv) our failure to comply with the obligations associated with being a public company listed on the New York Stock Exchange and the London Stock Exchange and the costs associated therewith; (v) risks with respect to climate change and global, regional, and local weather conditions, as well as risks related to our targets and goals with respect to climate change and the emission of greenhouse gases and other environmental, social and governance matters, including our ability to meet such targets and goals; (vi) loss contingencies and pending, threatened or future litigation, including with respect to environmental and antitrust related matters; (vii) the level of our indebtedness, including our obligations related to becoming the guarantor of the Euro Medium Term Notes as a result of our acquisition of DS Smith, risks associated with our variable rate debt, and changes in interest rates (including the impact of current elevated interest rate levels); (xiii) the impact of global and domestic economic conditions and industry conditions, including with respect to current challenging macroeconomic conditions, inflationary pressures and changes in the cost or availability of raw materials, energy sources and transportation sources, supply chain shortages and disruptions, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products, and conditions impacting the credit, capital and financial markets; (ix) risks arising from conducting business internationally, domestic and global geopolitical conditions, military conflict (including the Russia/Ukraine conflict, the conflict in the Middle East, the further expansion of such conflicts, and the geopolitical and economic consequences associated therewith), changes in currency exchange rates, including in light of our increased proportion of assets, liabilities and earnings denominated in foreign currencies as a result of our business combination with DS Smith, trade policies (including but not limited to protectionist measures and the imposition of new or increased tariffs as well as the potential impact of retaliatory tariffs and other penalties including retaliatory policies against the United States) and global trade tensions, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations; (x) the amount of our future pension funding obligations, and pension and healthcare costs; (xi) the costs of compliance, or the failure to comply with, existing, evolving or new environmental (including with respect to climate change and greenhouse gas emissions), tax, trade, labor and employment, privacy, anti-bribery and anti-corruption, and other U.S. and non-U.S. governmental laws, regulations and policies (including but not limited to those in the United Kingdom and European Union); (xii) any material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or other causes; (xiii) our ability to realize expected benefits and cost savings associated with restructuring initiatives;

(ivx) cybersecurity and information technology risks, including as a result of security breaches and cybersecurity incidents; (xv) our exposure to claims under our agreements with Sylvamo Corporation; (xvi) the qualification of the Sylvamo Corporation spin-off as a tax-free transaction for U.S. federal income tax purposes; (xvii) risks associated with our review of strategic options for our Global Cellulose Fibers business, including the costs and expenses related to a potential transaction, the diversion of management's attention, our ability to identify and attract potential buyers and negotiate definitive transaction documentation, the completion of any such transaction, and the possibility of asset impairment charges arising from or in connection with any such transaction; (xiii) our ability to attract and retain qualified personnel and maintain good employee or labor relations; (xix) our ability to maintain effective internal control over financial reporting; and (xx) our ability to adequately secure and protect our intellectual property rights. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and reports filed with the U.S. Securities and Exchange Commission. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Media: newsroom@ipaper.com Investors: Mandi Gilliland; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
	2025		2024		2025		2025		2024
Net Sales	$6,767		$4,734		$5,901		$12,668		$9,353
Costs and Expenses
Cost of products sold	4,876		3,360	(h)	4,259	(a)	9,135	(a)	6,784	(h)
Selling and administrative expenses	578	(b)	453	(i)	530	(b)	1,108	(b)	811	(i)
Depreciation and amortization	480		261		571	(c)	1,051	(c)	539	(j)
Distribution expenses	578		379		483		1,061		770
Taxes other than payroll and income taxes	49		35		93	(d)	142	(d)	76
Restructuring charges, net	39	(e)	—		83	(e)	122	(e)	3	(k)
Net (gains) losses on sales and impairments of businesses	(51)	(f)	—		—		(51)	(f)	—
Net (gains) losses on sales of fixed assets	—		(5)	(l)	(67)	(g)	(67)	(g)	—	(l)
Interest expense, net	107		55		81		188		101	(m)
Non-operating pension expense (income)	(5)		(10)		3		(2)		(22)
Earnings (Loss) Before Income Taxes and Equity Earnings (Loss)	116		206		(135)		(19)		291
Income tax provision (benefit)	40		(293)	(n)	(31)		9		(266)	(n)
Equity earnings (loss), net of taxes	(1)		(1)		(1)		(2)		(3)
Net Earnings (Loss)	$75		$498		$(105)		$(30)		$554
Basic Earnings Per Common Share
Net earnings (loss)	$0.14		$1.43		$(0.24)		$(0.06)		$1.59
Diluted Earnings Per Common Share
Net earnings (loss)	$0.14		$1.41		$(0.24)		$(0.06)		$1.57
Average Shares of Common Stock Outstanding - Diluted	532.6		352.8		437.6		483.0		352.7

The accompanying notes are an integral part of this Consolidated Statement of Operations.

(a)	Includes a pre-tax charge of $70 million ($52 million after taxes) for the three months ended March 31, 2025 and the six months ended June 30, 2025 for the inventory step-up recognized in purchase accounting related to the DS Smith combination.
(b)	Includes pre-tax charges of $32 million ($29 million after taxes), $101 million ($81 million after taxes) and $133 million ($110 million after taxes) for the three months ended June 30, 2025 and March 31, 2025 and the six months ended June 30, 2025, respectively, for transaction costs and integration costs associated with the DS Smith combination and pre-tax charges of $15 million ($11 million after taxes), $12 million ($9 million after taxes) and $27 million ($20 million after taxes) for the three months ended June 30, 2025 and March 31, 2025 and the six months ended June 30, 2025, respectively, for costs associated with our announced decision to explore strategic options for our Global Cellulose Fibers business.
(c)	Includes a pre-tax charge of $197 million ($148 million after taxes) for the three months ended March 31, 2025 and the six months ended June 30, 2025 for accelerated depreciation associated with our mill and 80/20 strategic actions.

(d)	Includes a pre-tax charge of $50 million (before and after taxes) for the three months ended March 31, 2025 and the six months ended June 30, 2025 for a UK stamp tax associated with the DS Smith combination.
(e)	Includes pre-tax charges of $39 million ($34 million after taxes), $83 million ($63 million after taxes) and $122 million ($97 million after taxes) for the three months ended June 30, 2025 and March 31, 2025 and the six months ended June 30, 2025, respectively, for severance and other costs related to our mill strategic actions and 80/20 strategic approach.
(f)	Includes a pre-tax gain of $51 million ($40 million after taxes) for the three months and six months ended June 30, 2025 related to the sale of five European box plants in Mortagne, Saint-Amand, and Cabourg (France), Ovar (Portugal) and Bilbao (Spain) to satisfy regulatory commitments in connection with the DS Smith combination.

(g)	Includes a pre-tax gain of $62 million ($47 million after taxes) for the three months ended March 31, 2025 and the six months ended June 30, 2025 for asset sales related to our permanently closed Orange, Texas containerboard mill and a pre-tax gain of $5 million ($4 million after taxes) for the three months ended March 31, 2025 and the six months ended June 30, 2025 related to miscellaneous land sales and other items.
(h)	Includes a pre-tax charge of $25 million ($19 million after taxes) for the three months and six months ended June 30, 2024 for environmental remediation adjustments and a pre-tax charge of $10 million ($7 million after taxes) for the six months ended June 30, 2024 for a litigation reserve.
(i)	Includes pre-tax charges of $17 million (before and after taxes) and $22 million ($21 million after taxes) for the three months and six months ended June 30, 2024, respectively, for costs associated with our announced agreement of an all-share combination with DS Smith Plc and a pre-tax charge of $12 million ($9 million after taxes) for the three months and six months ended June 30, 2024 for strategic advisory fees.

(j)	Includes a pre-tax charge of $5 million ($4 million after taxes) for the six months ended June 30, 2024 for closure costs associated with our mill strategic actions.
(k)	Includes a pre-tax charge of $3 million ($2 million after taxes) for the six months ended June 30, 2024 for severance and other costs related to our mill strategic actions and 80/20 strategic approach.
(l)	Includes a pre-tax net gain of $5 million ($4 million after taxes) for the three months and six months ended June 30, 2024 and a pre-tax net loss of $5 million ($4 million after taxes) for the six months ended June 30, 2024 related to miscellaneous land sales.
(m)	Includes pre-tax income of $10 million ($7 million after taxes) for the six months ended June 30, 2024 for interest income associated with the settlement of tax audits.
(n)	Includes a tax benefit of $338 million for the three months and six months ended June 30, 2024 related to internal legal entity restructuring.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2025	2024	2025	2025	2024
Net Earnings (Loss)	$75	$498	$(105)	$(30)	$554
Add back: Non-operating pension expense (income)	(5)	(10)	3	(2)	(22)
Add back: Net special items expense (income)	35	49	249	284	67
Income taxes - Non-operating pension and special items	—	(344)	(46)	(46)	(345)
Adjusted Operating Earnings	$105	$193	$101	$206	$254

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2025	2024	2025	2025	2024
Diluted Earnings per Common Share as Reported	$0.14	$1.41	$(0.24)	$(0.06)	$1.57
Add back: Non-operating pension expense (income)	—	(0.02)	0.01	—	(0.06)
Add back: Net special items expense (income)	0.06	0.14	0.57	0.59	0.19
Income taxes per share - Non-operating pension and special items	—	(0.98)	(0.11)	(0.10)	(0.98)
Adjusted Operating Earnings per Share	$0.20	$0.55	$0.23	$0.43	$0.72
Notes:
Adjusted Operating Earnings and Adjusted Operating Earnings Per Share are non-GAAP financial measures defined as net earnings (loss) (a GAAP measure) excluding net special items and non-operating pension expense (income). Net earnings (loss) and Diluted earnings (loss) per share are the most directly comparable GAAP measures. The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and net special items, as described in greater detail above, from the net earnings (loss) reported under U.S. GAAP. Adjusted Operating Earnings Per Share is calculated by dividing Adjusted Operating Earnings by the diluted average shares of common stock outstanding. Management uses these non-GAAP financial measures to focus on on-going operations, and believes that such non-GAAP financial measures are useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations. The Company believes that these non-GAAP financial measures, viewed alongside the most directly comparable GAAP measures, provides for a more complete analysis of the Company's results of operations.

Non-operating pension expense (income) represents amortization of prior service cost, amortization of actuarial gains/losses, expected return on assets and interest cost. The Company excludes these amounts from Adjusted Operating Earnings as the Company does not believe these items reflect ongoing operations. These particular pension cost elements are not directly attributable to current employee service. The Company includes service cost in our non-GAAP financial measure as it is directly attributable to employee service, and the corresponding employees' compensation elements, in connection with ongoing operations.

Since diluted earnings per share are computed independently for each period, six-month per share amounts may not equal the sum of the respective quarters.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	June 30, 2025	December 31, 2024
Assets
Current Assets
Cash and Temporary Investments	$1,135	$1,170
Accounts and Notes Receivable, Net	4,767	2,966
Contract Assets	451	396
Inventories	2,658	1,784
Assets Held for Sale	58	—
Other	430	108
Total Current Assets	9,499	6,424
Plants, Properties and Equipment, Net	16,876	9,658
Goodwill	7,531	3,038
Intangibles, Net	4,406	145
Long-Term Financial Assets of Variable Interest Entities	2,340	2,331
Right of Use Assets	712	433
Overfunded Pension Plan Assets	218	92
Deferred Charges and Other Assets	794	679
Total Assets	$42,376	$22,800
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$225	$193
Accounts Payable and Other Current Liabilities	6,896	4,065
Total Current Liabilities	7,121	4,258
Long-Term Debt	9,694	5,368
Deferred Income Taxes	2,589	1,072
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,124	2,120
Long-Term Lease Obligations	475	292
Underfunded Pension Benefit Obligation	308	233
Postretirement and Postemployment Benefit Obligation	126	133
Other Liabilities	1,322	1,151
Equity
Common Stock	627	449
Paid-in Capital	14,374	4,732
Retained Earnings	8,865	9,393
Accumulated Other Comprehensive Loss	(672)	(1,722)
	23,194	12,852
Less: Common Stock Held in Treasury, at Cost	4,577	4,679
Total Equity	18,617	8,173
Total Liabilities and Equity	$42,376	$22,800

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net earnings (loss)	$(30)	$554
Depreciation and amortization	1,051	539
Deferred income tax expense (benefit), net	(95)	(427)
Restructuring charges, net	122	3
Net (gains) losses on sales and impairments of businesses	(51)	—
Net (gains) losses on sales on sales of fixed assets	(67)	—
Periodic pension (income) expense, net	21	(1)
Other, net	(80)	80
Changes in operating assets and liabilities
Accounts and notes receivable	(211)	(161)
Contract assets	(53)	(3)
Inventories	28	112
Accounts payable and other liabilities	(348)	90
Interest payable	49	4
Other	(148)	(30)
Cash Provided By (Used For) Operating Activities	188	760
Investment Activities
Capital expenditures	(752)	(449)
Acquisitions, net of cash acquired	419	—
Proceeds from divestitures, net of transaction costs	138	—
Proceeds from sale of fixed assets	93	4
Proceeds from insurance recoveries	28	—
Other	36	(1)
Cash Provided By (Used For) Investment Activities	(38)	(446)
Financing Activities
Issuance of debt	524	—
Reduction of debt	(324)	(8)
Change in book overdrafts	99	(14)
Repurchases of common stock and payments of restricted stock tax withholding	(63)	(22)
Dividends paid	(488)	(321)
Other	(1)	—
Cash Provided By (Used for) Financing Activities	(253)	(365)
Effect of Exchange Rate Changes on Cash and Temporary Investments	68	(13)
Change in Cash and Temporary Investments	(35)	(64)
Cash and Temporary Investments
Beginning of the period	1,170	1,113
End of the period	$1,135	$1,049

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cash Provided By (Used For) Operating Activities	$476	$365	$188	$760
Adjustments:
Capital expenditures	(422)	(198)	(752)	(449)
Free Cash Flow	$54	$167	$(564)	$311

Free cash flow is a non-GAAP financial measure which equals cash provided by (used for) operating activities less capital expenditures. The most directly comparable GAAP measure is cash provided by operations. Management utilizes this measure in connection with managing our business and believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes non-GAAP financial measures, when used in conjunction with information presented in accordance with GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial results. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Investors are cautioned to not place undue reliance on any non-GAAP financial measures used in this release.